UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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MASSEY ENERGY COMPANY

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The following press release was issued by Massey Energy Company on May 5, 2006.

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY COMMENTS ON

INSTITUTIONAL ADVISORY FIRMS’ RECOMMENDATIONS

Richmond, Virginia, May 5, 2006 – Massey Energy Company (NYSE:MEE) stated it was pleased that Glass, Lewis & Co., LLC, a leading investment research and proxy advisory firm focused on helping institutional investors make informed investment and proxy voting decisions, has supported Massey Energy’s incumbent directors with a recommendation to vote FOR John C. Baldwin, James B. Crawford, and E. Gordon Gee. Glass Lewis is recommending that shareholders DO NOT VOTE the white proxy card representing Third Point LLC and instead vote FOR Massey’s independent director nominees on the BLUE proxy card.

In their independent analysis, Glass Lewis points out, “Massey has generated better returns for shareholders relative to its peers on a long-term historical basis. Considering this, and the fact that the Dissidents have not put forth an alternative plan…we believe that withholding votes from management’s nominees appears premature.”

Massey also stated it was gratified to learn that Institutional Shareholder Services (“ISS”) has recommended that shareholders withhold their vote from dissident nominee, Todd Swanson. ISS commented that Mr. Swanson “would not add any additional skills…and we question whether he would exercise independent judgment from Mr. Loeb considering he is an employee of Third Point.”

Massey’s Board of Directors previously stated in the Company’s proxy materials that its current directors understand the Company’s business and industry and it does not believe it would be in the best interests of the shareholders to replace one or two of its knowledgeable, experienced director nominees with one or two of Third Point’s nominees.

Further, Massey believes that Third Point is taking a short-term approach in seeking to monetize the current high price of coal to the detriment of the company’s future growth and risk profile. Third Point’s stated agenda to accelerate and possibly expand the size of the $500 million share repurchase program would increase the company’s debt-to-equity ratio and reduce the company’s financial flexibility. In addition to adding higher cost debt to replace the Company’s existing debt, an accelerated buyback would require the payment of significant fees. Third Point’s desire for a substantial leveraged recapitalization would further burden the Company’s balance sheet. Massey believes such a highly leveraged balance sheet is not appropriate for a company operating in a historically cyclical industry such as Massey Energy and exposes it to unnecessary financial risks.

In addition, ISS recommended that all shareholders vote FOR the 2006 Stock and Incentive Compensation Plan. ISS performed an extensive, independent cost-based analysis of this Plan and determined that the total cost of the Plan was within the allowable cap for Massey Energy.

Massey Energy strongly recommends that all shareholders vote FOR the Company’s three independent nominees on the BLUE proxy card and discard the white proxy card distributed by Third Point. Only the latest dated proxy will determine how shares are to be voted at the Annual Meeting of Shareholders.

Shareholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2006, which contains important information regarding the Company’s 2006 Annual Meeting of Shareholders. Shareholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting The Altman Group, Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 800-884-4705.

The Company recommends that interested shareholders review its Presentation to Institutional Shareholder Services, which was filed with the SEC on May 3, 2006.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

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Forward-Looking Statements

Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, which was filed on March 16, 2006. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, http://www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward- looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at http://www.masseyenergyco.com, Investor Relations.